Exhibit 99.1

Directors Invest in Innovaro, Inc.

Demonstrates their confidence in Innovaro’s future

Tampa, FL — June 26, 2012 — Innovaro, Inc. (NYSE MKT: INV), The Innovation Solutions Company (the “Company”), today announced that two members of its board of directors have invested in the Company by purchasing its shares of common stock and warrants.

Specifically, Mr. Mark Berset, a member of the Company’s board of directors since July 2009, invested $200,000 in exchange for 217,392 shares of the Company’s common stock and Series A warrants to purchase up to 108,696 shares of the Company’s common stock with an exercise price of $1.16 per share of common stock, and Mr. Bruce Lucas, who was recently appointed as a member of the Company’s board of directors, invested $50,000 in exchange for 54,348 shares of the Company’s common stock and Series A warrants to purchase up to 27,174 shares of the Company’s common stock with an exercise price of $1.16 per share of common stock.

“I believe that innovation is one of the key growth requirements that businesses and organizations must seize to protect their market position and grow for the future,” said Mr. Berset. “Innovaro, through its proven methodology and LaunchPad software, provides a valuable opportunity for companies to achieve that goal.”

“We are very pleased that these members of our board of directors have demonstrated their confidence by investing in us,” stated Asa Lanum, Innovaro’s Chief Executive Officer. “Their purchase directly from the Company has the added benefit of contributing capital to the Company.”

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to assure the success of any innovation project, regardless of the size or intent. The Company’s unique combination of consulting services provides innovation expertise, its new LaunchPad software product provides an integrated innovation environment, and Intelligence and Insights services provide businesses the innovation support to drive success. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on Innovaro’s website www.innovaro.com.

Contact:

Tania Bernier

media@innovaro.com

813-754-4330 x223